FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 12, 2000.


                             HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)


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Item 5  Other Information

Wichita, Kansas - January 12, 2000 - High Plains Corporation (NASDAQ:HIPC) today announced the resignation of Parker F. Pieri as Vice President and Chief Financial Officer. Mr. Pieri has decided to shift the focus of his career to the non-profit sector and has accepted a position as the operations and financial chief for the Catholic school system in Council Bluffs, Iowa.

The company has initiated a search for a successor to Mr. Pieri.

"The opportunity in Council Bluffs is one in which I believe I can make a difference in the lives of young women and men as they grow intellectually and spiritually," said Pieri. "With that in mind, it is an opportunity that I could not pass up. However, I firmly believe that High Plains Corporation now has the financial strength and flexibility to grow and diversify. I will miss being part of the management team that will be guiding High Plains to achieve this growth and diversification."

Gary Smith, President and CEO, said, "Parker has been an integral part of the recent success of High Plains. He was instrumental in the restructuring of the company's balance sheet by successfully arranging for the refinancing of the company's existing debt and strengthening the company's financial and liquidity position. We wish him well in his new career."

Based in Wichita, Kansas, High Plains Corporation is among the Nation's largest producers of ethanol. The Company operates production facilities in Colwich, Kansas; York, Nebraska; and Portales, New Mexico. Additional information about the Company can be found at its website, www.highplainscorp.com.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     January 12, 2000                         HIGH PLAINS CORPORATION


                                                   /s/Gary R. Smith
                                                   President & CEO